SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2005

STAPLES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17586	04-2896127
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA		01702
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 13, 2005, the Board of Directors of Staples, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), pursuant to which the limitations on vesting of shares subject to certain types of awards granted under the Plan and exceptions thereto contained in Section 7(c)(1) of the Plan shall also apply to all Other Stock Unit Awards (as defined in the Plan).

On September 13, 2005, the Board of Directors of the Company also authorized changes to the compensation to be provided to non-employee directors who serve as  the chairs of the committees of the Board of Directors of the Company and as the Lead Director of the Board.  In each case, effective  at the start of fiscal year 2006, the annual cash retainer to be paid to the chair of the Audit Committee will increase from $50,000 to $65,000, and each of the chairs of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees will be granted 1,200 shares of restricted stock under the Plan at the end of each fiscal year, replacing the current policy of granting each such chair 300 shares of restricted stock per regularly scheduled committee meeting day attended, up to a maximum of 1,200 shares per fiscal year.  In addition, effective at the start of fiscal year 2006, the Lead Director of the Board of Directors will be granted 1,500 shares of restricted stock under the Plan at the end of each fiscal year, replacing the current policy of granting the Lead Director 300 shares of restricted stock per regularly scheduled board meeting day attended, up to a maximum of 1,500 shares per fiscal year.  These restricted stock awards will cliff vest at the end of three years, which is the same vesting schedule for restricted stock awards made currently to non-employee directors.  The other components of the compensation for non-employee directors of the Company did not change.

Based on its review of the severance arrangements and change in control provisions applicable to chief executive officers at Fortune 200 companies and a number of other retail companies, including a group of peer companies, on September 13, 2005, the Compensation Committee of the Board of Directors of the Company approved the following changes to the Severance Benefit Agreement with Ronald L. Sargent, the Chairman and Chief Executive Officer of the Company (the “Severance Agreement”):

•      The period during which Mr. Sargent will be entitled to continuation of his base salary, bonus and other benefits in the event of a Qualified Termination (as defined in the Severance Agreement) was extended from 18 months to 24 months, and the additional period during which Mr. Sargent will be entitled to continuation of his base salary, bonus and other benefits in the event such Qualified Termination occurs within two years of a Change in Control (as defined in the Severance Agreement) was extended from 6 additional months to 12 additional months.

•      If the severance payments payable by the Company to Mr. Sargent become subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code or additional tax under Section 409A of the Internal Revenue Code, the Company will reimburse Mr. Sargent for the amount of such excise tax (and the income and excise taxes on such reimbursement).

•      If Mr. Sargent’s employment is terminated by the Company without Cause (as defined in the Severance Agreement), all options to purchase Staples Common Stock held by Mr. Sargent will become exercisable in full and any restrictions on the vesting of shares subject to restricted stock awards held by him will lapse.

The Company and Mr. Sargent intend to enter into an amended and restated severance agreement to reflect these changes.  The form of existing Severance Agreement previously entered into by Mr. Sargent and the Company is on file with the Securities and Exchange Commission as Exhibit 10.31 to the Company’s most recently filed Annual Report on Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2005	Staples, Inc.

	By:	/s/ Mark A. Weiss
Mark A. Weiss
Vice President, Assistant General
Counsel